Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Bill Aulet, CFO
Viisage
978-932-2932

Viisage Reports Record Results for Third Quarter 2004

Revenues increase 97% and Company increases guidance for 2004

BILLERICA, MASS. — October 25, 2004 —Viisage (NASDAQ: VISG), a leading provider of advanced technology identity solutions, today announced results for the third quarter ended September 26, 2004.

Revenues for the third quarter of 2004 totaled $19.91 million, marking the fifth consecutive quarter in which revenues set a Company record, up 97% from $10.11 million in the comparable period last year, as reported in accordance with the change in accounting principle described below. The net income for the third quarter of 2004 was $198,000, or $0.00 on a basic and diluted share basis, compared to a net loss of $389,000, or $0.02 per basic and diluted share, for the third quarter of 2003. The Company’s third quarter results do not reflect any contribution from the recent acquisition of Imaging Automation (iA); financial results for iA and Viisage will be combined from October 5, 2004, the date the transaction was completed.

On December 30, 2003, Viisage adopted new accounting rule EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” which pertains to revenue recognition for certain long-term contracts, such as Viisage’s state drivers’ licenses, retroactive to January 1, 2003.

“Viisage made important progress, financially and operationally, during the third quarter, as we expanded our product suite for identity solutions and produced a profitable quarter,” said Bernard Bailey, president and CEO of Viisage. “We have greater traction with existing and prospective customers in a wide range of markets, and feel that we are well positioned to continue our growth. We were pleased with the reception given Viisage by the financial community despite the difficult market environment that existed during our recently completed follow-on offering, and plan to use the proceeds to further build our market leadership in identity solutions. With the addition of critical proofing and document authentication capabilities from iA, we are offering customers a comprehensive technology solution that truly addresses their needs.”

Bailey concluded, “The Company’s performance for the third quarter, combined with our accomplishments so far this quarter, give us the confidence to increase both our revenue and EBITDA guidance for 2004.”

Bill Aulet, Viisage’s chief financial officer, added, “Viisage continued to significantly improve its financial performance and strengthen its balance sheet in the past quarter while maintaining the necessary financial flexibility. Our strong revenue performance coupled with careful expense management enabled us to produce our first profitable quarter on a GAAP basis in several years. At the same time, our focus on growing EBITDA (earnings before interest, taxes, depreciation and amortization) proved successful as it increased to $3.4 million this past quarter, from $1.5 million in the same quarter last year. Lastly, we are pleased with the terms of our acquisition of Imaging Automation, since we believe this transaction will be accretive on a net income, EBITDA and EPS basis in 2005, and will help us continue to drive revenue and profit growth not only this year, but for many years to come.”

Highlights for the third quarter of 2004:

➢	Adding experienced Department of Defense executive Kenneth Scheflen as Senior Vice President of Federal Solutions group

➢	Signing cooperation agreement with Siemens AG for 3-D face recognition technology development

➢	Unveiling vision for new identity solutions product suite

➢	Launching innovative Viisage PROOF™ product

Following the close of the quarter, Viisage announced the receipt of a contract valued at approximately $534,000 from the Ohio Department of Rehabilitation and Correction for a criminal identification system, as well as a new driver’s license contract for Wisconsin, a contract extension for Maryland and expansion of face recognition solutions into existing driver’s license contracts, all of the above totaling $10.91 million.

Separately, on October 5, 2004, Viisage announced the acquisition of privately-held Imaging Automation (iA), the industry and market leader in automated identity document authentication technologies. iA has more than 2,300 installations in 20 countries around the world.

Financial highlights for the third quarter of 2004:

➢	Record revenues of $19.91 million

➢	Company’s first profitable quarter in three years, with net income of $198,000

➢	Gross margin down slightly to 28% from 31% in the second quarter this year, reflecting product mix, and down from the record high 33% recorded in last year’s third quarter

➢	Generated EBITDA of $3.4 million, compared to $1.5 million in same quarter last year and $3.1 million in the second quarter of this year

➢	Increased cash position at the end of the quarter from $12.62 million to $37.36 million, reflecting successful completion of follow-on offering

➢	Further improved the balance sheet by reducing outstanding debt from $29.8 million to $19.2 million, with an estimated annualized decrease in interest expense of approximately 20%

➢	Backlog of $140 million, compared to $151 million last quarter.

During the quarter, the Company completed the sale of 7.3 million shares of its common stock, along with approximately 425,000 shares of stock sold by certain shareholders, in an underwritten public offering. Net proceeds from the follow-on offering were approximately $37.9 million for the Company. Also during the quarter, Viisage proposed a settlement to the State of Georgia to resolve the ongoing litigation stalemate over the state’s driver’s license contract, awarded to Viisage in late 2002. The initiative entailed the termination of Viisage’s contract, a payment to Viisage of $2.5 million and an agreement by the state to put the contract up for rebid later this year. This initiative is currently stalled following legal action taken by one of the Company’s competitors in the state.

Total operating expenses for the third quarter of 2004 totaled $4.85 million, up slightly from the prior quarter this year, and an increase from the $3.51 million reported in the comparable quarter last year, reflecting higher expenses following the acquisitions of ZN Vision Technologies and Trans Digital Technologies, legal costs from the litigation in Georgia and an increase in consulting costs related to our Sarbanes-Oxley compliance project. Sales and marketing expenses were $1.59 million, research and development totaled $896,000, and general and administrative expenses were $2.36 million. Total operating expenses in the same quarter last year included $1.24 million in sales and marketing costs, $946,000 in research and development and $1.33 million in general and administrative costs.

Financial Outlook for 2004

On the basis of its results for the nine months, Viisage is increasing its guidance for 2004, with annual revenue now anticipated to between $66-68 million, increased from $60-63 million, and EBITDA anticipated to be between $11.5-12.5 million, increased from EBITDA of $11-12 million.

Nine Months Results

For the first nine months of 2004, revenues totaled a record $48.44 million, an increase of 79% from $27.05 million for the same period in 2003. The net loss for the first nine months of 2004 was $1.75 million, or $0.05 per basic and diluted share, compared to a net loss in the 2003 period of $4.13 million, or $0.20 per basic and diluted share, which excludes the impact of the one-time charge of $12.13 million or $0.59 per share that the Company recorded in connection with its change in accounting principle. Including that charge, the net loss for the first nine months of 2003 was $16.26 million, or $0.79 per basic and diluted share.

EBITDA

Viisage reports EBITDA as a financial performance measure and as a forecast of future performance. The Company calculates EBITDA by adding back to net earnings interest, taxes, depreciation and amortization. EBITDA is provided to investors as an additional performance gauge to results provided in accordance with generally accepted accounting principles (known as “GAAP”). Viisage’s EBITDA should not be considered in isolation or as a substitute for comparable measures calculated and presented in accordance with GAAP. Viisage recently completed the acquisitions of ZN Vision Technologies, Trans Digital Technologies and Imaging Automation. While these acquisitions are expected to have a positive impact on Viisage’s EBITDA for 2004, they also result in Viisage incurring significant non-cash charges for amortization of intangible assets that adversely affect Viisage’s net income (loss) in 2004. Viisage believes that using EBITDA as a performance measure, together with operating income (loss) and net income (loss), will help investors better understand Viisage’s underlying financial performance and ability to generate cash flow from operations. A reconciliation of GAAP to EBITDA earnings is included in the following tables:

	For the Quarter Ended
	September 26,	September 28,
	2004	2003
	(in thousands)
Income (loss) before cumulative effect of change in accounting principle	$198	$(389)

Add:
Depreciation and Amortization	2,742	1,579
Interest Expense, net	411	276
Taxes	25	—

EBITDA	$3,376	$1,466

Conference Call

Viisage will hold a conference call with the investment community to discuss these results on Tuesday, October 26, 2004, at 8:30 am EDT. The call may be accessed via Webcast at the Company’s Web site (www.viisage.com), ten minutes prior to the start, or by calling 1-800-599-9816, confirmation code 54809725. Internationally, dial 1-617-847-8705 with the same confirmation code. A replay will be available as a Webcast, accessible on the Company’s Web site, one hour after the completion of the call. In addition, the Company will also host a financial discussion with the investment community immediately after this call, with Chief Financial Officer Bill Aulet. This call may be accessed via webcast at the Company’s website (www.viisage.com), or by calling 1-800-299-9086, using confirmation code 23284444. Internationally, please dial 1-617-786-2903, using the same confirmation code. A replay of this call will also be available as a webcast, accessible on the Company’s Web site, beginning one hour after the completion of the call.

About Viisage

Viisage (NASDAQ: VISG) delivers advanced technology identity solutions for governments, law enforcement agencies and businesses concerned with enhancing security, reducing identity theft, and protecting personal privacy. Viisage creates solutions using secure credentials and face recognition technologies that quickly, reliably, and accurately identify individuals. With more than 3,000 installations worldwide, Viisage’s identity solutions stand out as a result of the Company’s industry-leading technology and unique understanding of customer needs.

This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this document and those made from time to time by the Company through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements concerning future plans or results are necessarily only estimates and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, the size and timing of contract awards, performance on contracts, availability and cost of key components, unanticipated results from audits of the financial results of acquired companies, changing interpretations of generally accepted accounting principles, outcomes of government reviews, potential fluctuations in quarterly results, dependence on large contracts and a limited number of customers, lengthy sales and implementation cycles, market acceptance of new or enhanced products and services, proprietary technology and changing competitive conditions, system performance, management of growth, dependence on key personnel, ability to obtain project financing, general economic and political conditions and other factors affecting spending by customers, the unpredictable nature of working with government agencies and other risks, uncertainties and factors including those described from time to time in Viisage’s filings with the Securities and Exchange Commission, including without limitation, Viisage’s Form 10-K for the year ended December 31, 2003 and its quarterly reports on Form 10-Q. Viisage undertakes no obligation to update any forward-looking statements.

— Tables follow —

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VIISAGE TECHNOLOGY, INC.

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	September 26, 2004	September 28, 2003
Assets
Current assets:
Cash & cash equivalents	$34,363	$11,423
Accounts receivable	18,002	8,026
Inventories and other costs & estimated earnings in excess of billings	3,293	4,496
Other current assets	1,176	1,136

Total current assets	56,834	25,081
Property and equipment, net	22,308	23,104
Goodwill	61,858	—
Intangible assets, net	21,708	2,892
Restricted cash	3,000	5,120
Other assets	1,427	2,082

	$167,135	$58,279

Liabilities & Shareholders Equity
Current liabilities:
Accounts payable & accrued expenses	$14,447	$7,738
Related party payable	1,385	—
Current portion of project financing	3,968	4,259
Current portion of related party notes	10,300	1,829

Total current liabilities	30,100	13,826
Project financing	4,966	6,153
Related party notes	—	2,783
Other liabilities	414	—

Total liabilities	35,480	22,762
Commitments and contingencies
Shareholders’ equity	131,655	35,517

	$167,135	$58,279

VIISAGE TECHNOLOGY, INC.

Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 26, 2004	September 28, 2003	September 26, 2004	September 28, 2003
Revenue	$19,907	$10,108	$48,442	$27,053
Cost of revenue	14,400	6,728	34,613	20,344

Gross margin	5,507	3,380	13,829	6,709

Operating expenses:
Sales & marketing	1,588	1,237	4,659	3,786
Research & development	896	946	2,797	2,828
General & administrative	2,362	1,328	6,717	3,454

Total operating expenses	4,846	3,511	14,173	10,068

Operating Income (loss)	661	(131)	(344)	(3,359)

Interest expense, net	411	276	1,380	726
Other (Income) expense	27	(18)	(48)	(18)

Income (loss) before income taxes and cumulative effect of change in accounting principle	223	(389)	(1,676)	(4,067)

Provision for income taxes	25	—	75	63

Income (loss) before cumulative effect of change in accounting principle	198	(389)	(1,751)	(4,130)
Cumulative effect of change in accounting principle	—	—	—	(12,131)

Net income (loss)	$198	$(389)	$(1,751)	$(16,261)

Basic net income (loss) per share before cumulative effect of change in accounting principle	$0.00	$(0.02)	$(0.05)	$(0.20)

Diluted net income (loss) per share before cumulative effect of change in accounting principle	$0.00	$(0.02)	$(0.05)	$(0.20)

Cumulative effect of change in accounting principle	$0.00	$0.00	$0.00	$(0.59)

Basic net income (loss) per share	$0.00	$(0.02)	$(0.05)	$(0.79)

Diluted net income (loss) per share	$0.00	$(0.02)	$(0.05)	$(0.79)

Basic weighted average common shares	40,072	21,512	35,783	20,711

Diluted weighted average common shares	41,090	21,512	35,783	20,711